                                                      REGISTRATION NO. 333-79007


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                         POST-EFFECTIVE AMENDMENT NO. 1
                                   ON FORM S-8
                                       TO
                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                            LUCENT TECHNOLOGIES INC.
             (Exact name of registrant as specified in its charter)

              DELAWARE                                 22-3408857
   (State or other jurisdiction            (I.R.S. Employer Identification No.)
 of incorporation or organization)

                                600 MOUNTAIN AVE.
                          MURRAY HILL, NEW JERSEY 07974
                    (Address of Principal Executive Offices)

              ASCEND COMMUNICATIONS, INC. 1998 STOCK INCENTIVE PLAN
       ASCEND COMMUNICATIONS, INC. 1998 SUPPLEMENTAL STOCK INCENTIVE PLAN
             ASCEND COMMUNICATIONS, INC. 1996 RESTRICTED STOCK PLAN
      ASCEND COMMUNICATIONS, INC. 1994 OUTSIDE DIRECTORS STOCK OPTION PLAN
     ASCEND COMMUNICATIONS, INC. AMENDED AND RESTATED 1989 STOCK OPTION PLAN CASCADE COMMUNICATIONS CORP. AMENDED AND RESTATED 1991 STOCK OPTION PLAN
        ARRIS NETWORKS, INC. (F/K/A CONCERT COMMUNICATIONS CORPORATION)
                             1995 STOCK OPTION PLAN
                  MORNING STAR TECHNOLOGIES, INC. STOCK OPTIONS
                 NETSTAR, INC. STOCK OPTION INCENTIVE PLAN 1992
                      SAHARA NETWORKS, INC. 1995 STOCK PLAN
                  STRATUS COMPUTER, INC. 1983 STOCK OPTION PLAN
       STRATUS COMPUTER, INC. 1997 NON-QUALIFIED COMMON STOCK OPTION PLAN
                    WHITETREE, INC. 1993 INCENTIVE STOCK PLAN
                                 (Name of Plan)


                                  JAMES S. LUSK
                          VICE PRESIDENT AND CONTROLLER
                            LUCENT TECHNOLOGIES INC.
                               600 MOUNTAIN AVENUE
                          MURRAY HILL, NEW JERSEY 07974
                                 (908) 582-8500
 (Name, address and telephone number, including area code, of agent for service)


                  Please send copies of all communications to:
                                PAMELA F. CRAVEN
                       VICE PRESIDENT - LAW AND SECRETARY
                            LUCENT TECHNOLOGIES INC.
                               600 MOUNTAIN AVENUE
                          MURRAY HILL, NEW JERSEY 07974

                        CALCULATION OF REGISTRATION FEE

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                                                    PROPOSED        PROPOSED
                                                    MAXIMUM          MAXIMUM
    TITLE OF SECURITIES        AMOUNT TO         OFFERING PRICE    AGGREGATE         AMOUNT OF
     TO BE REGISTERED       BE REGISTERED          PER SHARE     OFFERING PRICE   REGISTRATION FEE
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------

Common Stock, par value
$0.01 per share, and
related Preferred Stock
Purchase Rights             64,366,222 shares(1)      (2)             (2)               (2)

Common Stock, par value
$0.01 per share, and
related Preferred Stock
Purchase Rights                310,443 shares        (3)        $7,736,922.54(4)     $2,150.86


--------------------------------------------------------------------------------------------------


(1) These shares were originally registered on the Registration Statement on Form S-4 to which this Amendment relates.


(2) Not applicable. All filing fees payable in connection with the registration of these securities were paid in connection with the filing of preliminary proxy materials of Ascend Communications, Inc. on February 4, 1999 and the filing of the Registration Statement on Form S-4 on May 21, 1999, to register 435,062,130 shares of Lucent Technologies, Inc. common stock, par value $0.01 per share, issuable to stockholders of Ascend Communications, Inc., including the 64,676,665 shares which may be issued pursuant to the Plans referred to above. See "Introductory Statement".


(3) Under the Plans listed above, shares may be purchased at a weighted average price of $24.9222 per share.


(4) Pursuant to Rule 457(h) under the Securities Act of 1933, represents the aggregate exercise price of options under the Plans listed above for 310,443 shares.






------------------------------------------------------------------------------

                             INTRODUCTORY STATEMENT

         Lucent Technologies Inc. ("Lucent" or the "Company") hereby amends its Registration Statement on Form S-4 (No. 333-79007) (the "Form S-4") by filing this Post-Effective Amendment No. 1 on Form S-8 (the "Post-Effective Amendment") relating to the sale of up to 64,676,665 shares of common stock, par value $.01 per share, of Lucent ("Lucent Common Stock") issuable upon the exercise of stock options granted under the Ascend Communications, Inc. 1998 Stock Incentive Plan, the Ascend Communications, Inc. 1998 Supplemental Stock Incentive Plan, the Ascend Communications, Inc. 1996 Restricted Stock Plan, the Ascend Communications, Inc. 1994 Outside Directors Stock Option Plan, the Ascend Communications, Inc. Amended and Restated 1989 Stock Option Plan, the
Cascade Communications Corp. Amended and Restated 1991 Stock Option Plan, the Arris Networks, Inc. (f/k/a Concert Communications Corporation) 1995 Stock Option Plan, the Morning Star Technologies, Inc. Stock Options, the NetStar, Inc. Stock Option Incentive Plan 1992, the Sahara Networks, Inc. 1995 Stock Plan, the Stratus Computer, Inc. 1983 Stock Option Plan, the Stratus Computer, Inc. 1997 Non-Qualified Common Stock Option Plan and the Whitetree, Inc. 1993 Incentive Stock Plan (collectively, the "Plans").

         On June 24, 1999, Dasher Merger Inc., a Delaware corporation and a wholly owned subsidiary of Lucent ("Dasher"), was merged with and into Ascend Communications, Inc., a Delaware corporation ("Ascend"). As a result of such merger (the "Merger"), Ascend became a wholly owned subsidiary of Lucent and each outstanding share (other than shares owned by Lucent, Dasher or Ascend) of Ascend common stock, par value $.001 per share ("Ascend Common Stock"), was converted into 1.65 shares of Lucent Common Stock. In addition, each outstanding option issued pursuant to the Plans will no longer be exercisable for shares of Ascend Common Stock, but instead, will constitute an option to acquire, on the same terms and conditions as were applicable under such option immediately prior to consummation of the Merger, that number of shares of Lucent Common Stock (rounded down to the nearest whole share) equal to the product of (x) the number of shares of Ascend Common Stock for which such option was theretofore exercisable and (y) 1.65. The exercise price for each option shall be equal to the exercise price per share for such option immediately prior to the effective time of the Merger divided by 1.65.

         The designation of the Post-Effective Amendment as Registration No. 333-79007 denotes that the Post-Effective Amendment relates only to the shares of Lucent Common Stock issuable on the exercise of stock options under the Plans and that this is the first Post-Effective Amendment to the Form S-4 filed with respect to such shares. This registration statement also relates to an additional 310,443 shares which may be purchased pursuant to options granted under the Plans, which shares were not covered by the original Form S-4.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

                  The following documents have been filed by Lucent with the Securities and Exchange Commission (the "SEC") and are incorporated herein by reference (File No. 001-11639):

         (1) Annual Report on Form 10-K for the fiscal year ended September 30, 1998, as amended by Amendment No. 1 thereto filed on Form 10-K/A on May 17, 1999.

         (2) Quarterly Reports on Form 10-Q for the quarters ended December 31, 1998 and March 31, 1999.

         (3) Current Reports on Form 8-K filed on November 19, 1998, January 8, 1999, January 15, 1999 and March 5, 1999, as amended by Amendment No. 1 thereto filed on Form 8-K/A on May 18, 1999.

         (4) The "Description of Capital Stock" section of the Company's Registration Statement on Form 10 filed with the SEC on February 26, 1996, as amended by Amendment No. 1 thereto filed on Form 10/A on March 12, 1996, Amendment No. 2 thereto filed on Form 10/A on March 22, 1996 and Amendment No. 3 thereto filed on Form 10/A on April 1, 1996.

                  All documents, filed subsequent to the date hereof by Lucent with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") and prior to the filing of a post-effective amendment hereto which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and made a part hereof from their respective dates of filing (such documents, and the documents enumerated above, being hereinafter referred to as "Incorporated Documents"); provided, however, that the documents enumerated above or subsequently filed by Lucent pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act in each year during which the offering made hereby is in effect prior to the filing with the SEC of Lucent's Annual Report on Form 10-K covering such year shall not be Incorporated Documents or be incorporated by reference herein or be a part hereof from and after the filing of such Annual Report on Form 10-K.

                  Any statement contained in an Incorporated Document or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

ITEM 4.  DESCRIPTION OF SECURITIES

                  Not Applicable.


ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

                  Not Applicable.


ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

                  The Certificate of Incorporation (the "Certificate") of the Company provides that a director of the Company will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except, if required by the Delaware General Corporation Law (the "DGCL") as amended from time to time, for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, which concerns unlawful payments of dividends, stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. Neither the amendment nor repeal of such provision will eliminate or reduce the effect of such provision in respect of any matter occurring, or any cause of action, suit or claim that, but for such provision, would accrue or arise prior to such amendment or repeal.

                  While the Certificate provides directors with protection from awards for monetary damages for breach of their duty of care, it does not eliminate such duty. Accordingly, the Certificate will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care.

                  The Certificate provides that each person who was or is made a party to or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, will be indemnified and held harmless by the Company to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment), against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith. Such right to indemnification includes the right to have the Company pay the expenses incurred in defending any such proceeding in advance of its final disposition, subject to the provisions of the DGCL. Such rights are not exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate, By-laws, agreement, vote of stockholders or disinterested directors or otherwise. No repeal or modification of such provision will in any way diminish or adversely affect the rights of any director, officer, employee or agent of the Company thereunder in respect of any occurrence or matter arising prior to any such repeal or modification.

                  The Certificate also specifically authorizes the Company to maintain insurance and to grant similar indemnification rights to employees or agents of the Company. The directors and officers of Lucent are covered by insurance policies indemnifying them against certain liabilities, including certain liabilities arising under the Securities Act of 1933 (the "1933 Act"), which might be incurred by them in such capacities.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

                  Not Applicable.

ITEM 8.  EXHIBITS

                  See Exhibit Index.

ITEM 9.           UNDERTAKINGS

                  (1) The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (a) to include any prospectus required by Section 10(a)(3) of the 1933 Act;

                  (b) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

                  (c) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs 1(a) and 1(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or
Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

                  (2) The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (4) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (5) Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in Murray Hill, New Jersey, on the 24th day of June, 1999.


                                     LUCENT TECHNOLOGIES INC.

                                     By:/s/ James S. Lusk
                                        Name:  James S. Lusk
                                        Title: Vice President and Controller


                  Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement or amendment thereto has been signed below by the following persons in the capacities indicated on the date indicated.

Principal Executive Officer:                 #####
                                                 #
Richard A. McGinn          Chairman of the Board #
                            and Chief Executive  #
                                  Officer        #
                                                 #
Principal Financial Officer:                     #
                                                 #
Donald K. Peterson      Executive Vice President #
                           and Chief Financial   #
                                Officer          #
                                                 #
Principal Accounting Officer:                    #
                                                 #
James S. Lusk              Vice President and    # By: /s/ James S. Lusk
                              Controller         #
                                                 #        (James S. Lusk
Directors:                                       #      attorney-in-fact)*
                                                 #
         Paul A. Allaire                         #    *by power of attorney
         Carla A. Hills                          #
         Drew Lewis                              #
         Richard A. McGinn                       #
         Paul H. O'Neill                         #     Date: June 24, 1999
         Donald S. Perkins                       #
         Henry B. Schacht                        #
         Franklin A. Thomas                      #
         John A. Young                       #####

                                  EXHIBIT INDEX


         Exhibit
         Number                     Description
         ------                     -----------
         4.1                        Certificate of Incorporation. (Incorporated
                                    by reference to Exhibit 3(i) of the
                                    Quarterly Report on Form 10-Q for the
                                    quarterly period ended March 31, 1999, File
                                    No. 001-11639)

         4.2 Rights Agreement between the registrant and The Bank of New York (successor to First
                                    Chicago Trust Company of New York), as
                                    rights agent, dated as of April 4, 1996
                                    (incorporated by reference to Exhibit 4.2 to Registration Statement (No. 333-00703) on
                                    Form S-1).

         4.3 Amendment to Rights Agreement between the registrant and The Bank of New York
                                    (successor to First Chicago Trust Company of
                                    New York), dated as of February 18, 1998
                                    (incorporated by reference to Exhibit
                                    (10)(i)5 to the registrant's Annual Report on Form 10-K for the period ended September
                                    30, 1998).

         5.1                        Opinion of Pamela F. Craven, Vice President
                                    - Law and Secretary of the registrant, as to the legality of the securities to be issued.

         23.1                       Consent of Independent Accountants.

         23.2 Consent of Pamela F. Craven is contained in the opinion of counsel filed as Exhibit 5.1.

         24 Powers of Attorney executed by officers and directors who signed this registration statement.